For Immediate Release
Tuesday, May 9, 2017
Contact: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Otto Padron, President/COO
Meruelo Media
opadron@meruelomedia.com

Emmis Announces Agreement to Sell LA's Power 106 to Meruelo Group
INDIANAPOLIS, May 9, 2017 /PRNewswire/ -- Emmis Communications (Nasdaq: EMMS) has announced an agreement to sell KPWR-FM Power 106 in Los Angeles to an affiliate of the Meruelo Group for $82.75 million, subject to closing adjustments and prorations, pending FCC and other regulatory approvals.
"Power 106 has been part of the Emmis family for more than 32 years, so this day is bittersweet, but I am confident that the station and our team are in good hands," said Jeff Smulyan, Chairman and CEO of Emmis Communications. "The Meruelo Group will be great owners of this historic brand, and take it to even greater heights."
A Local Marketing Agreement (LMA) will begin promptly following the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.
The Meruelo Group, whose Meruelo Media affiliate acquired Los Angeles TV station KWHY-22 in 2011 and radio station KDAY-FM in 2014, is the largest minority owned media group in California.  Following its participation in the FCC TV spectrum auction earlier this year, Meruelo Media is now re-investing a portion of the auction proceeds to expanding its media holdings with the acquisition of heritage station KPWR-FM. Closing of the KPWR-FM sale is subject to FCC approval of the assignment of the KPWR-FM FCC license, as well as receipt of the incentive auction proceeds.
"The acquisition of Power 106 is a game changer for our group and our media division," stated Alex Meruelo, Chairman and CEO.  "As a fan and someone who has had a business relationship with this station for more than 30 years, I understand the importance of Power 106 to this community.  We are committed to bringing the resources, talent and passion necessary to make this legendary brand the #1 radio station in Los Angeles."
Emmis purchased KPWR-FM from Century Broadcasting in May 1984.  The transaction is expected to close in the back half of 2017.
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 16 FM and 3 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis' radio stations located there) and Indianapolis. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.
About Meruelo Group
Meruelo Group is a privately held, diversified management company founded in 1986 by US Latino business executive Alex Meruelo. The Meruelo Group serves a diversified portfolio of 35+ companies across 7 primary industries with over 8,000 employees.  The Meruelo Group portfolio is comprised of affiliates in a wide range of industries including: banking and financial services; construction; hospitality & gaming; media; restaurant food services: real estate management and development; and, private equity investing.  For more information please visit www.meruelogroup.com.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise